Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2007
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Sub-Item 77D:   Policies with respect to security investments


      Effective May 31, 2007, Artisan International Small Cap Fund may invest up to 10% of its net assets measured at the time of purchase in participation certificates. The changes were incorporated into Artisan Funds' Investor Shares prospectus dated January 1, 2007, as supplemented August 14, 2007 and Artisan Funds' Investor Shares statement of additional information dated January 1, 2007, as supplemented May 31, 2007.

      Effective August 14, 2007, Artisan Emerging Markets Fund may invest up to 10% of its net assets measured at the time of purchase in participation certificates. The changes were incorporated into Artisan Funds' Institutional Shares prospectus dated January 1, 2007, as supplemented August 14, 2007 and Artisan Funds' Institutional Shares statement of additional information dated January 1, 2007, as supplemented August 14, 2007.